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                                                                   EXHIBIT 10.58

                             FIRST AMENDMENT TO THE
                               BORDERS GROUP, INC.
                          2004 LONG-TERM INCENTIVE PLAN

The Borders Group, Inc. 2004 Long-Term Incentive Plan (the "Plan"), which was approved by the shareholders of Borders Group, Inc. (the "Company") on May 20, 2004, is hereby amended in the following particulars, effective as of May 20, 2004:

1.    The following Paragraph (e) is hereby added to Section 9 of the Plan:

      "(e) Awards to Non-employee Directors. Notwithstanding any other provision of the Plan, Awards shall be made to non-employee directors only in the form of Restricted Shares or Restricted Share Units, as determined in the sole discretion of the Chairman of the Compensation Committee, having a Fair Market Value equal to one-half of the annual retainer fees to be paid for the applicable year. For 2004, the grant shall be made, and the Restricted Period shall begin, on August 1, 2004 and the Restricted Period shall end on December 31, 2004. In subsequent years, the Award of Restricted Shares or Restricted Share Units shall be made, and the Restricted Period shall begin, on January 1 of the applicable year and the Restricted Period shall end on December 31 of such year. In the case of an individual who becomes a non-employee director during a calendar year, (i) his or her Award of Restricted Shares or Restricted Share Units with respect to such year shall have a Fair Market Value equal to one-half of the prorated fees that he or she will be entitled to receive for such year, (ii) the Award shall be made, and the Restricted Period shall begin, as of the date that he or she commences service as a non-employee director, and (iii) the Restricted Period shall end on the anniversary of such date."

2.    The following sentence is added to the end of Section 11(a) of the Plan:

      "Subject to adjustment in accordance with Section 16, the aggregate number of Unrestricted Shares issued under the Plan shall not exceed 150,000."

3. The first sentence of Section 17 of the Plan is hereby amended to read as follows:

      "The Board may suspend, terminate, modify or amend the Plan, without the approval of the shareholders of the Company, except that shareholder approval shall be required for any amendment (other than an amendment pursuant to the adjustment provisions of the Plan) that requires shareholder approval under New York Stock Exchange rules or that otherwise would: (i) materially increase the benefits accruing to participants under the Plan; (ii) materially increase the aggregate number of securities that may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan."

Except as here amended, the Plan shall remain in full force and effect.

                                               BORDERS GROUP, INC.

                                               By: /s/ Edward W. Wilhelm
                                                   -------------------------
                                                   Edward W. Wilhelm